UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2020

CURE PHARMACEUTICAL HOLDING CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-204857	37-1765151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1620 Beacon Place

Oxnard, California 93033

(Address of principal executive offices) (Zip Code)

(805) 824-0410

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On September 23, 2020, Cure Pharmaceutical Holding Corp., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among the Company, Cure Labs, Inc., a Delaware corporation and a wholly owned, subsidiary of the Company (“Merger Sub”), The Sera Labs, Inc., a Delaware corporation (“Sera Labs”), and Nancy Duitch, in her capacity as the security holders representative. The Merger Agreement provides for the acquisition of Sera Labs by the Company through the merger of Merger Sub with and into Sera Labs, with Sera Labs surviving as a wholly owned, subsidiary of the Company (the “Merger”).

At the effective time of the Merger, all issued and outstanding shares of the capital stock of Sera Labs will be converted into the right to receive, subject to customary adjustments, an aggregate of (i) $1.0 million and (ii) up to 6,909,091 shares of the Company’s common stock. In addition, pursuant to the Merger Agreement, Sera Labs security holders will be entitled to receive up to 5,988,024 shares of the Company’s common stock (the “Clawback Shares”) based on the achievement of certain sales milestones up to an aggregate maximum amount of $20 million as set forth in the Merger Agreement. Under the Merger Agreement, after the closing of the Merger, and for a period of two years, the Company agreed to make available to Sera Labs $4.0 million for working capital, less the outstanding amount of the Secured Promissory Note previously issued by the Company to Sera Labs as previously disclosed by the Company on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 28, 2020.

The Merger Agreement also contemplates that at the Effective Time the Company will enter into an employment agreement with Nancy Duitch in her capacity as Chief Strategy Officer - Wellness of the Company and Chief Executive Officer of Sera Labs.

The Merger Agreement contains customary representations, warranties and covenants of Sera Labs and the Company, including covenants providing for each of the parties to use its reasonable best efforts to cause the Merger and the other transactions contemplated by the Merger Agreement to be consummated, and covenants requiring Sera Labs, subject to certain exceptions, to carry on its business in the ordinary course of business during the period between the execution of the Merger Agreement and the closing of the Merger and prohibiting the Company from initiating, soliciting or otherwise facilitating any proposal or offer with any party other than the Company with respect to certain transactions involving Sera Labs or any of its subsidiaries.

The Merger Agreement contains customary mutual termination rights and indemnification obligations regarding the breach of the representations, warranties and covenants of the parties set forth in the Merger Agreement.

The Merger Agreement includes customary closing conditions, including the requisite consent to the adoption of the Merger by Sera Labs’s stockholders, receipt of certain third party consents and the absence of any proceeding, order or other restraint preventing or challenging the consummation of the Merger.

The above description of the Merger Agreement is a summary only, and a copy of the Merger Agreement will be filed by the Company with the SEC on Form 8-K as soon as practicable after the closing of the Merger.

Item 3.02. Unregistered Sales of Equity Securities.

The description of the common stock consideration under the terms of the Merger Agreement set forth in Item 1.01 is incorporated herein by reference. In connection with the closing of the Merger, and if the Clawback Shares become payable, the Company will issue to the Sera Labs security holders the Clawback Shares, pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder.

Item 8.01. Other Events.

On September 24, 2020, the Company issued a press release announcing the signing of the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 24, 2020, issued by Cure Pharmaceutical Holding Corp.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURE PHARMACEUTICAL HOLDING CORP.

Dated: September 29, 2020	By:	/s/ Robert Davidson
Robert Davidson
Chief Executive Officer

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